SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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                         Arizona Public Service Company
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
                         Arizona Public Service Company
                                 P.O. BOX 53999
                           PHOENIX, ARIZONA 85072-3999

                           NOTICE AND PROXY STATEMENT
                For Annual Meeting of Shareholders To Be Held On
                              Tuesday, May 20, 1997

To the Shareholders:

     The seventy-seventh annual meeting of shareholders of Arizona Public Service Company will be held in the offices of the Company at 400 North Fifth Street in Phoenix, Arizona at 10:00 a.m. on Tuesday, May 20, 1997 for the following purposes:

     1) To elect a Board of Directors to serve for the ensuing year or until their successors are elected and qualified; and

     2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgment.

     Shareholders are requested to mark, date, sign and mail promptly the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.

     The management of the Company cordially invites you to attend the meeting.

                                              By order of the Board of Directors

                                                                 NANCY C. LOFTIN
                                                     Vice President, Chief Legal
                                                           Counsel and Secretary

Approximate date of mailing to shareholders:
April 1, 1997

                              ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed proxy to vote for the nominees listed below to serve as members of the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. If, between the mailing of this Proxy Statement and the meeting date, any such individual becomes unavailable to serve, the proxies may be voted for a person properly nominated or the number of directors to be elected will be reduced. The following information has been furnished by the respective nominees as of March 12, 1997. The term "Pinnacle West" refers to Pinnacle West Capital Corporation, the Company's parent.

                                    Nominees


O. Mark DeMichele, 63, has been a director since 1982. From 1988 until his retirement in February 1997, Mr. DeMichele was the Company's President and Chief Executive Officer.

Martha O. Hesse, 54, has been a director since 1991. She is President of Hesse Gas Company. In 1990 Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989 she was Chairman of the Federal Energy Regulatory Commission. She is also a director of Pinnacle West, Mutual Trust Life Insurance Company and Laidlaw Inc.

Marianne Moody Jennings, 43, has been a director since March 1987. She is a Professor of Legal and Ethical Studies in Business at the College of Business, Arizona State University. In addition, Ms. Jennings is a textbook author, and since 1977 she has been a consultant for various firms. Ms. Jennings is also a columnist for The Arizona Republic.

Robert G. Matlock, 63, has been a director since April 1993. He has, since 1984, been an independent management consultant to various governmental agencies involved in developing nuclear energy resources and to utilities operating nuclear facilities.

John R. Norton III, 67, is Chairman of the Board and Chief Executive Officer of J.R. Norton Company (agricultural production), Phoenix, Arizona, and was first elected as a director of the Company in January 1984. Mr. Norton resigned as a director in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was reelected as a director of the Company. Mr. Norton is also a director of Pinnacle West, Aztar Corporation (casino hotels), and Terra Industries Inc. (agricultural chemicals).

William J. Post, 46, has been a director since September 1994. Mr. Post has been the Company's President and Chief Executive Officer since February 1997. He had been the Company's Chief Operating Officer since September 1994, as well as a Senior Vice President since June 1993. Prior to that time, he had served as a Vice President and officer of the Company since 1982. In February 1997 he also assumed the position of President of Pinnacle West after having served as its Executive Vice President since June 1995. Mr. Post is also a director of Pinnacle West.

Donald M. Riley, 53, has been a director since June 1987. He is President and General Manager of Gilpin's Construction Company, Inc. (general contractor), Yuma, Arizona.

George A. Schreiber, Jr., 48, was appointed as a director effective February 1997. Mr. Schreiber was elected to the positions of Executive Vice President and Chief Financial Officer of both the Company and Pinnacle West as of February 1997. From February 1990 to January 1997 he was Managing Director at PaineWebber, Inc. He is also a director of Pinnacle West.

Richard Snell, 66, has been a director since July 1975. He was elected Chairman of the Board of the Company concurrent with his selection as Chairman of the Board, President, and Chief Executive Officer of Pinnacle West in February 1990. Mr. Snell resigned from the position of President of Pinnacle West in February 1997; he remains Chairman and CEO. He is also a director of Aztar Corporation, Banc One Arizona Corporation and Central Newspapers, Inc.

Dianne C. Walker, 40, has been a director since June 1994. She is an independent consultant on electric utility mergers and acquisitions and asset purchase transactions. Ms. Walker served as an electric energy consultant for Bear Stearns from January 1990 to December 1994. Ms. Walker is also a director of Satellite Technology Management, Comdial Corporation, and Microtest, Inc.

Ben F. Williams, Jr., 67, has been a director since December 1970. He practices law as a sole practitioner in Tucson, Arizona. Mr. Williams was a partner in the law firm of Lesher and Williams, Tucson, Arizona, from January 1992 to June 1994. Prior to 1992, Mr. Williams practiced law as a sole practitioner in Douglas, Arizona.


                                VOTING SECURITIES

     Each of the 75,260,320 shares of the Company's capital stock (71,264,947 shares of common and 3,995,373 shares of preferred) outstanding at the close of business on March 12, 1997 entitles the holder to notice of, and to vote at, the meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     No director or director-nominee is the beneficial owner of any of the outstanding capital stock of the Company except for Mr. Thomas G. Woods, Jr., who beneficially owns, in trust with his wife, 700 shares of the Company's $2.625 Cumulative Preferred Stock, Series C, which is less than 1% of the class.

     The following table shows each person who at the close of business on December 31, 1996 was known by the Company to beneficially own more than 5% of any class of the capital stock of the Company:


                                                                       Percent
Title of           Name and Address of           Amount and Nature of    of
 Class               Beneficial Owner            Beneficial Ownership   Class
 -----               ----------------            --------------------   -----

 Common     Pinnacle West Capital Corporation         71,264,947       100.00%
              400 East Van Buren, Suite 700            (Direct)
                     Phoenix, AZ 85004

                      OWNERSHIP OF PINNACLE WEST SECURITIES
                                  BY MANAGEMENT

     At March 12, 1997, shares of Pinnacle West common stock beneficially owned by the indicated persons or groups were as follows:

                                                 Shares
                                              Beneficially              Percent
                                                Owned (1)               of Class
                                                ---------               --------
Non-Employee Directors and Nominees
-----------------------------------

Martha O. Hesse                                    16,700
Marianne M. Jennings (2)                              110
Robert G. Matlock (2)                               1,000
John R. Norton III (2)                             33,500
Donald M. Riley                                       420
Wilma W. Schwada (2)(3)                             1,320
Dianne C. Walker                                      100
Ben F. Williams, Jr. (2)                            2,147
Thomas G. Woods, Jr. (2)(3)                         3,400

Employee Directors and Officers
-------------------------------

O. Mark DeMichele (2)                              77,631
Jaron B. Norberg (2)(3)                            49,541
William J. Post                                    73,643
George A. Schreiber, Jr.                           11,200
Richard Snell                                     447,023

Other Officers Named on Page 10
-------------------------------

Jack E. Davis (2)                                  24,579
William L. Stewart (2)                             49,211

All directors, nominees and executive
 officers as a group (26 persons) (2)           1,021,047                  1.17%
 ------------------------------------

----------

(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 14,000 for Ms. Hesse; 17,500 for Mr. Norton; 46,179 for Mr. Post; 390,833 for Mr. Snell; 9,156 for Mr. Davis; 11,833 for Mr. Stewart and 616,339 for all directors and officers as a group. In the case of officers, also includes shares of restricted stock and vested shares, as of December 31, 1996, in the Company's savings plan.

(2) Includes in the cases of: Mr. Norton, 500 shares held by his wife and 2,000 shares held in a trust for Mr. Norton's late mother for which he serves as trustee; Ms. Schwada, 1,320 shares held in a family trust; Mr. Williams, 47 shares held by his wife and 500 shares held in joint tenancy with his wife; Mr. Woods, 3,400 shares held in a trust in which investment and voting power is shared; Mr. DeMichele, 59,677 shares held in a trust in which investment and voting power is shared; and shares as to which investment or voting power is shared with spouses, as follows: Ms. Jennings, 110; Mr. Matlock, 1,000; Mr. Norberg, 44,188; Mr. Davis, 6,625; and Mr. Stewart, 10,878. Also includes for the group, 141,146 shares in which voting or investment power is shared with others.

(3) Ms. Schwada and Mr. Woods, at mandatory retirement age, are not standing for re-election as directors. Mr. Norberg, electing to retire early, will also not stand for re-election.


                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met twelve times in 1996. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Company's Audit Review Committee reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm, approves the general nature of the services to be performed by the firm, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationships among that group, management of the Company, and its independent accountants. The Committee met four times in 1996 and consisted of Ms. Hesse as chairman, Ms. Schwada and Messrs. Norton, Williams and Woods.

     The Human Resources Committee makes recommendations to the full Board with respect to executive salaries, bonuses and benefits and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. In addition, the Committee also recommends prospective new Board members to the full Board. The Committee may consider shareholder suggestions with respect to new nominees for the Board if the suggestion is sent to the Secretary of the Company at the address on the cover page of this Proxy Statement. The Committee met four times in 1996.

     In 1996, non-employee directors received an annual retainer of $18,000. With certain exceptions, non-employee directors also received $900 for each board meeting attended and $700 for each committee meeting attended.

     The  Company  has  a  directors'   retirement  plan  which,   with  certain
exceptions, provides to non-employee directors over the age of 65 an annual payment of $12,000 upon their retirement from the Board. This payment is limited to the number of credited years that the director served on the Board or until the director dies, whichever occurs first. With limited exceptions, directors will be credited only for years of service on the Board prior to age 65.

     The Company has a consulting agreement with Robert G. Matlock & Associates, Inc., of which Mr. Robert G. Matlock is President and Chief Executive Officer, under which they are paid $150 per hour (maximum of $40,000 per year), plus expenses, for consulting services relating to the Company's nuclear operations. In 1996, $8,367, was paid under this agreement.

                     REPORT OF THE HUMAN RESOURCES COMMITTEE

     The Company's Human Resources Committee (the "Committee") is composed of six directors, none of whom currently is, or has ever been, an officer or employee of the Company or any of its subsidiaries. The responsibilities of the Committee include reviewing annually, and recommending to the full Board of Directors, the cash compensation paid to the Company's officers, establishing annual goals for such officers, and approving the payment of variable pay incentives when such goals are met. Pursuant to these duties, the Committee obtains information regarding stock incentive plans authorized by Pinnacle West shareholders, under which stock options and other long-term incentives may be awarded to the Company's officers and key employees by the human resources committee of the board of Pinnacle West. Information regarding the compensation objectives and philosophy of the Pinnacle West human resources committee was taken from that committee's report contained in the proxy statement relating to Pinnacle West's 1997 Annual Meeting of Shareholders.

     The executive compensation policy, as developed and adopted by the Committee, is incentive-based and provides for short- and long-term incentives in the form of bonuses and equity. The policy is designed to reward individual performance in critical areas of the Company's operations, including cost management, earnings performance, customer service, safety, and environmental concerns. Incentive goals are developed annually to focus on the Company's profitability and its operational results in the short and long term. The Committee recommends Board approval of the compensation of Company officers in accordance with the achievement of incentive goals and comparable median industry levels.

     The Committee's overall compensation philosophy is to (I) attract and retain qualified individuals critical to the Company's success, (ii) reinforce strategic objectives through the use of incentive compensation programs and
(iii) promote long-term stock ownership by executives. The Committee applies its own compensation philosophy (and specifically its bias toward rewarding performance) to comparative information provided by independent consultants. In 1996, information was provided by the consultants for a number of other organizations engaged primarily in the electric utility business and having characteristics similar to the Company. In addition, information was provided for a general industry group consisting of companies of similar size.

     Base Salaries. The Committee reviews each executive officer's base salary annually. To determine an appropriate salary level, consideration is given to individual performance, level of responsibility, prior experience and expertise, and base pay of officers performing similar functions at comparable utility companies. Base salaries for Company officers, as a group, were below the median salaries of the utility group. Some officers received above-average increases in order to either bring them closer to the median or in recognition of their expertise and importance to the organization.

     Bonuses. The Company has established a policy of having a significant portion of compensation achieved through incentives, such as bonuses, tied to Company performance and the attainment of goals established by the Committee.

     Under the Company's variable pay plan for officers, the total compensation of the executive officers is significantly impacted by the degree of accomplishment in lowering the cost of producing electricity (defined as the unit cost ratio, or UCR). The amount of incentive compensation paid, if any, depends upon the degree of success in meeting that goal. However, the plan does not allow any cash incentives to be paid unless the Company achieves a certain level of UCR reduction as established by the Committee at the beginning of the year. In 1996, Company performance exceeded all of the overall corporate goals and a majority of the department key result area targets.

     Under the plan, targeted incentive payments for officers ranged from 13% to 20% of salary, and could reach from 37% to 60% of salary, depending on their position and performance. One hundred percent of Mr. DeMichele's cash incentive payment, and 40% of the other officers' cash incentive payments, are based on overall corporate performance (i.e., UCR achievement). The remaining 60% of the cash incentive payments for the officers (other than Mr. DeMichele) is based on business unit results, as determined by Mr. DeMichele.

     Long-Term Incentives. The human resources committee of the board of Pinnacle West makes the decisions on long-term incentive grants and believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Pinnacle West committee makes systematic grants of restricted stock and stock options to officers and key management employees of Pinnacle West and its subsidiaries, including the Company, in order that they may participate in those rewards through stock ownership.

     The Pinnacle West committee also believes that senior management personnel, including those of its subsidiaries, should have a significant, ongoing personal investment in Pinnacle West. To that end, restricted stock grants, besides being compensatory in nature, are utilized to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon the ownership of certain numbers of shares for predetermined periods of time.

     The size of awards made by the human resources committee of the board of Pinnacle West to the Company's participants in the program is determined by making assumptions as to how, generally, Pinnacle West stock should perform if Pinnacle West achieves its longer-term goals, and individual grants were then determined by bringing the recipient's total compensation to a target level relative to comparator groups, provided that the stock performs as assumed.

     This Committee concurs with the position taken by the board of Pinnacle West and its program regarding grants of restricted stock and stock options to officers and key employees of the Company.

     CEO Compensation. Upon reviewing the data received from its consultants, and taking into account Mr. DeMichele's impending retirement, which occurred in February 1997, the Committee did not increase Mr. DeMichele's base salary from its 1995 level. Mr. DeMichele's targeted bonus payment for 1996 was 20% of year-end base salary, but could reach up to 60% of salary, depending upon the level of attainment of unit cost ratio, the sole determinant of his bonus payment. His actual bonus received reflected the maximum targeted attainment of UCR. Mr. DeMichele was not granted options in November 1996, due to his scheduled retirement. He was given a restricted stock award, however, in recognition of the reduction of his personal earnings capacity as a result of his early retirement.

     Tax Consideration. Publicly traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee prefers to reward performance through the bonus and equity participation programs, certain features of these programs do not fit the law's stringent definition of "performance-based," and limited amounts of compensation may therefore not be deductible.

     The foregoing report of the Human Resources Committee is provided by its members: Mr. Riley (Chairman), Mmes. Hesse, Jennings and Schwada and Messrs. Matlock and Williams.


                                PERFORMANCE GRAPH

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1991 in Pinnacle West stock and in the market represented by each of two indices (the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested. The common stock of Pinnacle West is used to measure the performance of the Company because the Company is the largest subsidiary of Pinnacle West and its operations account for substantially all of Pinnacle West's operating revenues.

                 Date       DJ Equity       EEI 100          PNW
               12/31/91       100.00         100.00         100.00
               12/31/92       108.61         107.59         117.27
               12/31/93       119.41         119.58         129.93
               12/31/94       120.33         105.74         119.16
               12/31/95       166.50         138.55         181.15
               12/31/96       205.57         140.22         206.94

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company. Information given with respect to stock options and restricted stock relate to shares of the common stock of Pinnacle West.

                           Summary Compensation Table

                                                                  Long-Term Compensation
                                                                  ----------------------
                      Annual Compensation                                  Awards
-------------------------------------------------------------  ---------------------------  ------------------
Name and                                                         Restricted
Principal                                                             Stock                       All Other
Position                      Year         Salary     Bonus      Awards (1)       Options     Compensation (2)
--------                      ----         ------     ------     ----------       -------     ----------------
Jack E. Davis                 1996       $193,669   $127,142        $69,168        11,000         $10,016
Exec. VP, Commercial          1995        174,763     66,057         32,928         6,000           8,020
Operations                    1994        161,660     57,803         26,600         7,000           3,119

O. Mark DeMichele (3)         1996       $409,904   $245,942       $603,648             0         $25,436
President & CEO               1995        409,904    245,942        526,848        21,000          24,037
                              1994        402,008    242,690        380,000        25,000          12,873

Jaron B. Norberg (4)          1996       $265,994   $122,670             $0             0        $455,037
Exec. VP & CFO                1995        259,344    126,819         76,832        14,000          15,230
                              1994        254,400    129,717         60,800        16,000           9,339

William J. Post (4)           1996       $325,000   $165,100       $106,896        17,000         $11,015
Sr. VP & COO                  1995        287,500    175,500         93,296        17,000          12,229
                              1994        195,522    145,672         64,600        17,000           5,265

William L. Stewart            1996       $349,693   $232,374       $285,776        17,000        $ 10,057
Exec. VP, Generation          1995        306,595    186,214         90,552        16,500          10,175
                              1994        307,869    152,400        237,200        69,000             818

(1) The value of the restricted stock is based on the closing market price of Pinnacle West common stock on the date the restricted shares were granted. The restrictions lapse on most restricted stock awards made in 1996 upon
     (I) the passage of three years from date of grant or upon retirement after the age of 60, and (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Pinnacle West Human Resources Committee at the time of grant. Dividends that are payable in cash or stock will be withheld until the restrictions lapse. 6,000 of the 9,400 shares granted to Mr. Stewart in 1996 did not have an unrestricted stock matching requirement.

     The aggregate number of restricted shares held and their value (in brackets) as of December 31, 1996 are as follows: Mr. Davis -- 5,100 [$161,925]; Mr. DeMichele -- 58,400 [$1,854,200]; Mr. Norberg -- 0 [$0];
     Mr. Post -- 10,200 [$323,850]; and Mr. Stewart -- 26,500 [$841,375].

(2) This column includes (I) the above market portion of interest accrued in 1996 on funds deferred under a deferred compensation plan in the following amounts: Mr. Davis -- $3,951; Mr. DeMichele -- $6,893; Mr. Norberg -- $4,134; Mr. Post -- $5,261; and Mr. Stewart -- $1,851; (ii) Company
     contributions made during 1996 under the Company's Employee Savings Plan in the following amounts: Mr. Davis -- $4,220; Mr. DeMichele -- $4,500; Mr. Norberg -- $4,500; Mr. Post -- $4,500; and Mr. Stewart -- $-0-; and (iii) premiums paid by the Company for life insurance in the following amounts:
     Mr. Davis --$1,854;  Mr. DeMichele -- $14,043;  Mr. Norberg -- $5,011;  Mr.
     Post -- $1,254; and Mr. Stewart -- $8,206.[Reg.  S-K Item 402(b)(2)(v)] Mr.
     Norberg received $441,392 in additional severance benefits to compensate him for benefits he was losing by retiring early.

(3) Mr. DeMichele retired on February 20, 1997, at which point the time restrictions on his restricted stock lapsed. Additionally, his 1995 and 1996 grants did not contain unrestricted stock matching requirements.

(4) Mr. Norberg retired from the Company on December 31, 1996. Mr. Post became President and Chief Executive Officer of the Company on February 20, 1997.

                    Pinnacle West Stock Option Grants in 1996

                                       Percentage of
                         Options       Total Options
                         Granted      Granted to All       Exercise                             Grant Date
                         in 1996       Employees in          Price         Expiration             Present
Name                   (Shares)(1)         1996           (per share)         Date               Value(2)
----                   -----------        ------          -----------         ----               --------
Jack E. Davis             11,000           4.22%            $31.44          11/20/06              $47,850

O. Mark DeMichele            -0-             -0-              N/A              N/A                     $0

Jaron B. Norberg             -0-             -0-              N/A              N/A                     $0

William J. Post           17,000           6.52%            $31.44          11/20/06              $73,950

William L. Stewart        17,000           6.52%            $31.44          11/20/06              $73,950

(1) Options vest annually in installments of 33% per year beginning on the first anniversary of the date of grant. All options not already exercisable will become exercisable if an individual retires on or after the age of 60 as was the case upon Mr. DeMichele's retirement. No SARs have been granted.

(2) The Black-Scholes option pricing model was used in determining the present value of the options granted. The assumptions utilized in the model are as follows: 17.1% for expected volatility; 5.8 % for risk-free rate of return; 4.5% for dividend yield and 5 years for the time of exercise.


                         Stock Option Exercises in 1996
                           and Year-End Option Values

                                                                    Number of Securities                  Value of Unexercised
                                                               Underlying Unexercised Options             In-The-Money Options
                                                                     at Fiscal Year-End                  at Fiscal Year-End (2)
                                                                     ------------------                  ----------------------
                                    Shares
                               Acquired on            Value
         Name                     Exercise      Realized(1)       Exercisable      Unexercisable       Exercisable     Unexercisable
         ----                     --------      -----------       -----------      -------------       -----------     -------------
Jack E. Davis                        6,666          $76,720             8,594             17,834           $62,826           $52,206

O. Mark DeMichele                    7,156          $48,875           105,433             22,334        $1,042,619          $159,619

Jaron B. Norberg                    53,357         $479,658                 0                  0                $0                $0

William J. Post                          0               $0            44,436             34,001          $465,777          $115,790

William L. Stewart                  39,666         $489,909            11,833             51,001          $100,752          $371,714

(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) The value of options equals the market value of Pinnacle West common stock on December 31, 1996 ($31.75 per share) minus the exercise price of options.

                             EXECUTIVE BENEFIT PLANS

     Employees' Retirement Plan and Supplemental Excess Benefit Retirement Plan. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to the Company's officers who retire at the indicated compensation and longevity levels.

                                                              Years of Service
         Average Annual            ----------------------------------------------------------------------
        Compensation (a)                5(b)               10                 20                25(C)
---------------------------------------------------------------------------------------------------------
                 $ 100,000                $ 15,000           $ 30,000           $ 50,000          $ 60,000

                   200,000                  30,000             60,000            100,000           120,000

                   250,000                  37,500             75,000            125,000           150,000

                   300,000                  45,000             90,000            150,000           180,000

                   400,000                  60,000            120,000            200,000           240,000

                   500,000                  75,000            150,000            250,000           300,000

                   600,000                  90,000            180,000            300,000           360,000

                   700,000                 105,000            210,000            350,000           420,000

                   800,000                 120,000            240,000            400,000           480,000

------------

(a) Compensation under the retirement plan consists solely of base salary up to $150,000 (as adjusted for cost-of-living), including any amounts voluntarily deferred under the Company's 401(k) plan. While the retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay, the Supplemental Excess Benefit Retirement Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $150,000 limit.

(b) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

(c) Although the maximum number of years used in calculating benefits under the Employee's Retirement Plan is generally 33-1/3, a greater maximum benefit is achieved under the Supplemental Excess Benefit Retirement Plan after 25 years of service.

     For officers, the Company's Supplemental Excess Benefit Retirement Plan provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (which, as a qualified defined benefit pension plan, is limited pursuant to the Internal Revenue Code), are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page

10 and their 1996  remuneration  covered by the Company's  plans are as follows:
Mr. Davis -- 24 years, $259,726; Mr. DeMichele -- 36 years (see description of Mr. DeMichele's employment agreement below), $655,846; Mr. Norberg -- 25 years (see description of Mr. Norberg's employment and severance agreements below), $392,813; Mr. Post -- 24 years, $500,500 and Mr. Stewart -- 3 years (see description of Mr. Stewart's employment agreement below), $535,907. The amounts shown in the table are not expected to be subject to any reduction or offset for social security benefits or other significant amounts.

     Employment and Severance Arrangements. In April 1978 Mr. DeMichele and the Company entered into an agreement under which the Company, in calculating Mr. DeMichele's pension benefits, granted Mr. DeMichele credit for 17 years of prior employment with another company. Mr. DeMichele's credited years of service disclosed above (36) include the credit for his prior employment. The Company will also compensate Mr. DeMichele for increased retiree medical premiums resulting from a change in the premium structure that became effective January 1, 1997.

     In August 1996 the Company entered into an agreement with Mr. Stewart which provides a retirement benefit calculated by adding a base amount of 20% of his average monthly wage and 10% of his average monthly wage for each year of service up to a maximum of 100% of his average monthly salary. He becomes vested in this benefit upon completion of four years employment. In addition, Mr. Stewart is to receive 2,000 shares of restricted Pinnacle West stock annually. The Company also agreed to purchase Mr. Stewart's home for $1.1 million, the appraised value and the amount for which the Company believes it could be sold, and to allow him to live there as long as he remains an employee of the Company. Mr. Stewart recognized $100,000 in appreciation on the sale of his home to the Company.

     In July 1995 Mr. Norberg and the Company entered into an agreement under which the Company, in calculating Mr. Norberg's pension benefits, granted Mr. Norberg credit for four additional years of employment. In December 1996 Mr. Norberg and the Company entered into an agreement whereby Mr. Norberg, in recognition of his retiring early, received a severance payment equal to one year of his base salary plus additional monies to compensate him for equity awards that would have vested within the next year. Mr. Norberg was also credited with five additional years of service and one year of age for purposes of calculating his pension benefits. Mr. Norberg's credited years of service disclosed above (25) include the additional years credited to him under his agreements with the Company. Additionally, at the discretion of the Chief Executive Officer, Mr. Norberg may provide up to six hundred hours of consulting services to the Company in each of the two years following his retirement at a rate of two hundred dollars per hour.

     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company. Effective January 1, 1996, the Company established a revocable trust for the purpose of funding the benefits under the deferred compensation plan. Upon the occurrence of certain events, which generally include the sale of substantially all the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20 percent or more of the Company's voting stock, the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the deferred compensation plan within 60 days after the occurrence of that event.

     The Company has entered into severance agreements, which are identical in content, with each of its executive officers. The agreements are intended to provide stability of key management for the Company. Under the agreements, each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of the "change in control") if, during the two-year period following a "change in control" of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change in control" includes any change in control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation unless the Company's shareholders have the same proportionate interest in the surviving corporation, or a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death, or "for cause," as defined in the agreements. An officer will not be deemed to have voluntarily terminated his or her employment if the officer's termination is due to a material adverse change in his or her duties, status, or perquisites, failure to re-elect or redesignate the officer to a position held prior to the "change in control," a significant relocation of the officer's job without his or her consent, or a material breach by the Company of the officer's severance agreement. Each of the executive severance agreements terminates on December 31 of each year, upon six months' advance notice by the Company to the officer; if such notice is not given, the agreement will continue for successive one-year periods until the notice is given.



                                     GENERAL

      Cost of Solicitation. The cost of the solicitation of proxies, which will be by mail, will be borne by the Company. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     Independent Public Accountants. It is anticipated that the Company's financial statements as of December 31, 1997 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     Voting Procedures. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of common stock owned as of the March 12, 1997 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     Shareholder Proposals for Next Annual Meeting. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 2, 1997. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

                         Arizona Public Service Company
                                 P.O. Box 53999
                           Phoenix, Arizona 85072-3999


April 1, 1997

Dear Shareholders:

The 1997 Annual Meeting of Shareholders of Arizona Public Service Company will be held in the offices of the Company at 400 North Fifth Street, Phoenix, Arizona on May 20, 1997 at 10 a.m. Phoenix time.

Your vote is important. Whether or not you plan to attend the meeting, please review the enclosed proxy statement, complete the proxy form below and return it promptly in the envelope provided.

Sincerely,


Nancy C. Loftin
Vice President, Chief Legal
          Counsel & Secretary


--------------------------------------------------------------------------------

PROXY FORM          Arizona Public Service Company             PROXY FORM

--------------------------------------------------------------------------------


This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 20, 1997.


The undersigned hereby appoints William J. Post and Nancy C. Loftin, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Arizona Public Service Company to be held May 20, 1997 at ten a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: O. Mark DeMichele, Martha O. Hesse, Marianne Moody Jennings, Robert G. Matlock, John R. Norton III, William J. Post, Donald M. Riley, George A. Schreiber, Jr., Richard Snell, Dianne C. Walker and Ben F. Williams, Jr.

    This proxy will be voted as specified on the reverse. If no specification is made, this proxy will be voted FOR the election of Directors.

                              Election of Directors

--------------------------------------------------------------------------------
     The Board of Directors recommends a vote FOR the election of Directors.
--------------------------------------------------------------------------------

                                                       FOR*        WITHHOLD
     1. Election of Directors (see other side)         [ ]            [ ]



     *For all nominees, except vote withheld from the following:

     -----------------------------------------------------------------------
--------------------------------------------------------------------------------



                                        ----------------------------------------
                                             Signature                Date

                                        ----------------------------------------
                                             Signature                Date


                                           Please sign as your  name(s)  appears
                                           to the left. Joint owners should both
                                           sign.     Fiduciaries,     attorneys,
                                           corporate officers, etc. should state
                                           their capacities.

                                   Any proxy given previously if hereby revoked.





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